UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 or 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported):
August 18, 2011

Euronet Worldwide, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-31648	74-2806888
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer ID Number)

3500 College Boulevard Leawood, Kansas	66211
(Address of principal executive offices)	(Zip Code)

Registrant's Telephone Number, including area code: (913) 327-4200

 N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.    Entry into a Material Definitive Agreement.
On August 18, 2011, Euronet Worldwide, Inc. (the "Company") and certain of its subsidiaries entered into an Amended and Restated Credit Agreement (the "Agreement") with a lending syndicate consisting of nine banks (the "Lenders") with Bank of America, N.A. serving as Administrative Agent and Collateral Agent and U.S. Bank National Association serving as Syndication Agent. Under the Agreement, the Lenders have made available a $355 million senior secured credit facility (the "Credit Facility") consisting of a $265 million five-year revolving credit facility, a $10 million five-year India revolving credit facility and an $80 million five-year term loan which was fully drawn at closing. At closing, the Company drew 6.25 million British Pound Sterling under the revolving credit facility. The Agreement replaces the credit agreement, dated as of April 4, 2007, and all subsequent amendments thereto.
The $265 million revolving credit facility contains a $200 million sublimit for the issuance of letters of credit and a $25 million sublimit for swingline loans. Subject to certain conditions, the Company has the option to increase the Credit Facility by up to an additional $205 million by requesting additional commitments from existing or new lenders. Fees and interest on borrowings vary based upon the Company's consolidated total leverage ratio (as defined in the Agreement) and will be based, in the case of letter of credit fees, on a margin, and in the case of interest, on a margin over LIBOR or a margin over the base rate, as selected by the Company, with the applicable margin ranging from 1.5% to 2.5% (or 0.5% to 1.5% for base rate loans). The base rate is the highest of (i) the Bank of America prime rate, (ii) the Federal Funds rate plus 0.50% or (iii) the Fixed LIBOR rate plus 1.00%. The term loan is subject to scheduled quarterly amortization payments, as set forth in the Agreement. The maturity date for the Credit Facility is five years from the closing date, at which time the outstanding principal balance and all accrued interest will be due and payable in full.
The Agreement contains customary affirmative and negative covenants, events of default and financial covenants, including (all as defined in the Agreement): (i) a Consolidated Total Leverage Ratio not to exceed 4.0 to 1.0; (ii) a Consolidated Senior Secured Leverage Ratio not to exceed 3.0 to 1.0; and (iii) a Consolidated Fixed Charge Coverage Ratio of not less than 1.5 to 1.0. Subject to meeting certain leverage ratio and liquidity requirements (as defined in the Agreement), the Company is permitted to pay dividends, repurchase common stock and repurchase subordinated debt.
The Company and certain subsidiaries have guaranteed the repayment of obligations under the Credit Facility and have granted pledges of the shares (or other equity interests) of certain subsidiaries along with a security interest in certain other personal property collateral of the Company and certain subsidiaries.
The foregoing description of the Agreement is qualified in its entirety by reference to the Agreement, which is attached hereto as Exhibit 10.1 and is incorporated herein by reference into this Current Report on Form 8-K.

Item 1.02.     Termination of a Material Definitive Agreement.
In conjunction with entering into the Credit Facility described in Item 1.01 of this Current Report on Form 8-K, the Company repaid all outstanding amounts under its previous credit facility entered into April 4, 2007 and terminated the agreement.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
The information included in Item 1.01 of this Current Report on 8-K is incorporated herein by reference into this Item 2.03.

Item 3.03.	Material Modification of Rights of Security Holders.
The information included in Item 1.01 of this Current Report on 8-K is incorporated herein by reference into this Item 3.03.

Item 7.01.	Regulation FD Disclosure.
On August 22, 2011, the Company issued a press release announcing that it entered into the Agreement. The press release is attached hereto as Exhibit 99.1.
The information in Item 7.01 to this Current Report, including without limitation Exhibit 99.1, is being furnished and shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, or otherwise subject to the liabilities of that Section, and shall not be incorporated by reference into any registration statement or other document filed pursuant to the Securities Act of 1933, except as shall be expressly set forth by specific reference in such a filing.

Item 9.01.     Financial Statements and Exhibits.

(d)	Exhibits

Exhibit 10.1 - Amended and Restated Credit Agreement dated as of August 18, 2011 among Euronet Worldwide, Inc., and certain Subsidiaries and Affiliates, as Borrowers, certain Subsidiaries and Affiliates as Guarantors, the Lenders Party Hereto, Bank of America, N.A., as Administrative Agent and Collateral Agent, U.S. Bank National Association, as Syndication Agent and Bank of Montreal, BBVA Compass Bank, Keybank Natioinal Association, as Co-Documentation Agents

Exhibit 99.1 - Press Release dated August 23, 2011

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Euronet Worldwide, Inc.

By:	/s/ Rick L. Weller
Rick L. Weller
Executive Vice President - Chief Financial Officer
Date: August 22, 2011

EXHIBIT INDEX
Exhibit Number	Description
10.1
Amended and Restated Credit Agreement dated as of August 18, 2011 among Euronet Worldwide, Inc., and certain Subsidiaries and Affiliates, as Borrowers, certain Subsidiaries and Affiliates as Guarantors, the Lenders Party Hereto, Bank of America, N.A., as Administrative Agent and Collateral Agent, U.S. Bank National Association, as Syndication Agent and Bank of Montreal, BBVA Compass Bank, Keybank Natioinal Association, as Co-Documentation Agents

99.1	Press Release dated August 22, 2011